Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE2
	Payment Date	04/25/2003	REVISED

Servicing Certificate	Group 1
Beginning Pool Balance	387,992,890.44
Beginning PFA	0.00
Ending Pool Balance	356,121,273.46
Ending PFA Balance	-
Principal Collections	31,628,454.42
Principal Draws	-
Net Principal Collections	31,628,454.42
Active Loan Count	10,874

Interest Collections	2,876,813.55

Weighted Average Net Loan Rate	8.89100%
Substitution Adjustment Amount	0.00

Excess Cash	376,362.92

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	1.435%
Class A-2	17,320,872.33	0.00	0.0000000	17,320,872.33	66,829.70	0.00	0.00%	4.630%
Class A-3	161,817,000.00	146,889,892.43	0.9077532	14,927,107.57	713,343.28	0.00	22.08%	5.290%
Class A-4	109,924,000.00	109,924,000.00	1.0000000	0.00	549,620.00	0.00	16.52%	6.000%
Class A-5	85,456,000.00	85,456,000.00	1.0000000	0.00	474,280.80	0.00	12.85%	6.660%
Class IO	66,522,000.00	66,522,000.00	1.0000000	0.00	415,762.50	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	13,475,018.11
Overcollateralization Amount Increase (Decrease)	376,362.92
Outstanding Overcollateralization Amount	13,851,381.03
Target Overcollateralization Amount	14,349,259.27

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,745,653.27		53	0.49%
Delinquent Loans (60 Days)*	509,874.52		22	0.14%
Delinquent Loans (90 Days)*	359,338.20		8	0.10%
Delinquent Loans (120 Days)*	283,199.70		10	0.08%
Delinquent Loans (150 Days)*	210,243.37		8	0.06%
Delinquent Loans (180+ Days)*	412,128.61		8	0.12%
REO	-		0	0.00%
Bankruptcy	1,331,742.56		36	0.37%
Foreclosures	632,685.50		12	0.18%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	514,844.93
Current Month Loss Amount	243,162.56
Current Month Recoveries	0.00
Ending Loss Amount	758,007.49	0.21%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0